Exhibit 3
Execution Copy
SUPPORT AGREEMENT
          This SUPPORT AGREEMENT, dated as of June 1, 2007 (this “Agreement”), by and among Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), and the shareholders of the Company set forth on the signature pages hereof (individually, a “Shareholder” and collectively, the “Shareholders”).
          WHEREAS, the Company and the Shareholders have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Shareholders and the Shareholders have agreed severally to purchase an aggregate of (i) 45,000 shares of the Company’s Series A Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (ii) warrants (the “Warrants”) which will be exercisable to purchase 15,000,000 shares of common stock of the Company, par value $.01 per share (the “Common Stock”) (as exercised, collectively, the “Warrant Shares”). The Preferred Stock and the Warrants are sometimes collectively referred to herein as, the “Securities”);
          WHEREAS, as of the date hereof, the Shareholders identified on Annex A hereto (the “Current Shareholders”) collectively own the aggregate number of shares of Common Stock set forth on Annex A, which represent (i) approximately 56.58% of the total issued and outstanding Common Stock of the Company, and (ii) approximately 56.58% of the total voting power of the Company;
          WHEREAS, as a condition to the willingness of the Shareholder who, prior to the closing of the transactions contemplated by the Securities Purchase Agreement and identified as “Purchaser 1” therein, owned no securities of the Company (such Shareholder, the “Investor”) to consummate the transactions contemplated thereby (collectively, the “Transaction”), the parties hereto have each agreed to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
VOTING AGREEMENTS OF THE CURRENT SHAREHOLDERS
          SECTION 1.01. Supporting the Transaction. Each of the Current Shareholders hereby agrees that, at any meeting of the shareholders of the Company, however called, and in any action by written consent of the Company’s shareholders, such Current Shareholder shall vote the “Shares” and the “Other Securities” (in each case, as defined below) held by it: (a) in favor of the Transaction; provided that, the Preferred Stock, Shares acquired upon the conversion of the Preferred Stock and the Warrant Shares may not be voted on the Transaction, and (b)

against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Securities Purchase Agreement or which could result in any of the conditions to the Company’s obligations under the Securities Purchase Agreement not being fulfilled. Each of the Current Shareholders acknowledges receipt and review of a copy of the Securities Purchase Agreement and exhibits thereto. Each of the Current Shareholders hereby revokes all proxies and powers of attorney with respect to the Shares and the Other Securities that such Current Shareholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Current Shareholder, with respect to the matters specified in this Section 1.01, except as set forth in the next paragraph of this Section 1.01. Any obligation of the Current Shareholders under this Section 1.01 shall be binding upon the successors and assigns of the Current Shareholders. The obligations of the Current Shareholders under this Section 1.01 shall terminate immediately following the earlier to occur of (i) the “Shareholder Approval” (as defined below), or (ii) the termination of the Securities Purchase Agreement prior to the Closing (as defined therein).
          In order to secure the performance of each Current Shareholder’s obligations under this Section 1.01, by entering into this Agreement, each Current Shareholder hereby irrevocably grants a proxy appointing each managing partner of the general partner of the Investor as such Current Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by this Section 1.01 with respect to such each Current Shareholder’s Shares and Other Securities. The proxy granted by such each Current Shareholder pursuant to this Section 1.01 is coupled with an interest and shall be revoked automatically, without any notice or other action by any person, upon the earlier to occur of (i) the Shareholder Approval, or (ii) the termination of the Securities Purchase Agreement prior to the Closing (as defined therein).
          As used herein, the following terms have the following meanings: (i) “Shares” refers to all shares of Common Stock now owned and which may hereafter be acquired by a Shareholder at any time that this Agreement is in effect, (ii) “Other Securities” refers to any other securities, if any, which a Shareholder is currently entitled to vote, or after the date hereof becomes entitled to vote, at any meeting of the shareholders of the Company held at any time that this Agreement is in effect, and (iii) “Shareholder Approval” means the requisite vote of the holders of voting stock of the Company necessary to approve the Transaction.
          SECTION 1.02. Board Representation. So long as the Investor or one or more of its affiliates holds at least 20% of the number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like) (the “Minimum Holding”), each of the Current Shareholders hereby agrees that, at any meeting of the shareholders of the Company, however called, and in any action by written consent of the Company’s shareholders, such Current Shareholder shall vote the Shares and the Other Securities held by it: (a) in favor of at least two nominees for election as directors identified as having been proposed by the Investor; and (b) against any proposal or any other corporate action or agreement that would result in such nominees not being elected as directors. Each of the Current Shareholders agrees that no subsequent proxy or power of attorney with respect to the Shares and the Other Securities shall be given or written consent executed (and if given or executed, shall not be effective) by such Current Shareholder with respect to the matters specified in this Section 1.02. Any obligation of the Current Shareholders under this Section 1.02 shall be binding upon the successors and assigns of the Current Shareholders.
          SECTION 1.03. Certain Transactions. So long as the Investor or one or more of its affiliates holds at least the Minimum Holding, each of the Current Shareholders hereby agrees that, at any meeting of the shareholders of the Company, however called, and in any action by written consent of the Company’s shareholders, such Current Shareholder shall vote the Shares and the Other Securities held by it: (a) in favor of any proposed “Company Sale” (as defined below) presented to or brought before the shareholders of the Company and identified as having been proposed by or supported by the Investor; and (b) against any proposed Company Sale that is identified as being opposed by the Investor or would result in any other Company Sale proposed by or supported by the Investor not being presented to or approved by the shareholders of the Company. Each of the Current Shareholders agrees that no subsequent proxy or power of attorney with respect to the Shares and the Other Securities shall be given or written consent executed (and if given or executed, shall not be effective) by such Current Shareholder with respect to the matters specified in this Section 1.03. Any obligation of the Current Shareholders under this Section 1.03 shall be binding upon the successors and assigns of the Current Shareholders.
          As used herein, “Company Sale” means one or a series of related transactions pursuant to which a third party or group of third parties (a) acquires (whether by merger, amalgamation, consolidation, recapitalization, reorganization, redemption, transfer or issuance of securities or otherwise) a majority of the capital stock of the Company (or any surviving or resulting corporation) possessing the voting power to elect a majority of the Board of Directors of the Company (or such surviving or resulting corporation), or (b) acquires assets constituting all or substantially all of the assets of the Company (on a consolidated basis). For the avoidance of doubt, the parties agree that the term “third party” as used in the immediately preceding sentence shall not include the Investor or any of its affiliates.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE CURRENT SHAREHOLDERS
          Each of the Current Shareholders hereby represents and warrants, severally and not jointly, to the Company and the Investor as follows:
          SECTION 2.01. Authority Relative to This Agreement. The Current Shareholder has all necessary power and authority, including partnership power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Current Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Current Shareholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.
          SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by the Current Shareholder does not, and the performance of this Agreement by the Current Shareholder shall not, (i) conflict with or violate the partnership agreement of the Current Shareholder or any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Current Shareholder or by which the Shares or the Other Securities owned by the Current Shareholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares or the Other Securities owned by the Current Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Current Shareholder is a party or by which the Shareholder or the Shares or Other Securities owned by the Current Shareholder is bound.
          (b) The execution and delivery of this Agreement by the Current Shareholder does not, and the performance of this Agreement by the Current Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by the Shareholder, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “1934 Act”).
          SECTION 2.03. Title to the Stock. As of the date hereof, the Current Shareholder is the beneficial owner of the number of shares of Common Stock set forth opposite its name on Appendix A attached hereto, entitled to vote, without restriction (except to the extent a Current Shareholder shares voting power under managed accounts), on all matters brought before holders of capital stock of the Company, which Common Stock represents on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on such Appendix. Such Common Stock are all the securities of the Company owned, either of record or beneficially, by the Current Shareholder. Such Common Stock is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Current Shareholder’s voting rights, charges and other encumbrances of any nature whatsoever, other than any restrictions that attach to shares deposited by a Current Shareholder with brokers in margin accounts pursuant to standard terms of such margin account agreements. The Current Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares or Other Securities owned by the Shareholder regarding the matters specified in Article I hereof. The Current Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition and sole power to agree to all matters set forth in this Agreement.

ARTICLE III
COVENANTS
          SECTION 3.01. No Disposition or Encumbrance of Stock. Each of the Current Shareholders hereby covenants and agrees that, for a period of at least 24 months after the date of Shareholder Approval, such Current Shareholder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy (except (i) with respect to not more than 25% of the Common Stock held by each Current Shareholder as of the date hereof, for any such sales, transfers, tenders, assigns, hypothecations or other dispositions conducted in the ordinary course of the business of such Current Shareholder consistent with past practice, and (ii) a customary revocable proxy in connection with an annual meeting of shareholders, which proxy does not involve the matters set forth in Article I hereof unless such proxy directs the proxy to vote in accordance with the agreements of such Current Shareholder set forth in this Agreement) or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Current Shareholder’s voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares or Other Securities, directly or indirectly, or initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.
          SECTION 3.02. No Solicitation or Similar Activity. Each Current Shareholder hereby covenants and agrees that it shall not, at any time during the term of this Agreement, directly or indirectly, through one or more intermediaries acting on its behalf, singly or as part of a partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the 1934 Act), and shall cause each of its Affiliates not to, directly or indirectly, whether through the taking of shareholder action by written consent or otherwise:
     (a) instigate, support or in any way participate in any proxy contest or otherwise engage in the “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the 1934 Act, whether or not such solicitation is exempt under Rule 14a-2 under the 1934 Act) with respect to any matter from holders of Voting Stock (including by the execution of actions by written consent) in opposition to proposals or matters proposed, recommended or otherwise supported by the Board of Directors of the Company (the “Board”) or the Investor;
     (b) become a participant in any contest for the election of directors with respect to the Company or solicit any consent or communicate with or seek to advise, encourage or influence any third party with respect to the voting of any Voting Stock; provided, however, that such Current Shareholder shall not be prevented hereunder from being a “participant” in support of the management of the Company by reason of the membership of such Current Shareholder’s designee on the Board or the inclusion of such Current Shareholder’s designee on the slate of nominees for election to the Board proposed by the Company;
     (c) initiate or participate in the solicitation of, or otherwise solicit, shareholders for the approval of one or more shareholder proposals with respect to the Company, as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other third party to initiate any shareholder proposal relating to the Company;

     (d) form, join, encourage the formation of or in any way participate in a 13D Group (other than with any other Affiliate of such Current Shareholder) for the purposes of acquiring, holding, voting or disposing of any Voting Stock;
     (e) solicit, seek or offer to effect, negotiate with or provide any confidential information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, to any director or officer of the Company or to any other shareholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (i) any form of business combination transaction or acquisition involving the Company (other than transactions contemplated by this Agreement), including, without limitation, a merger, exchange offer or liquidation of the Company’s assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, including, without limitation, a merger, exchange offer or liquidation of the Company’s assets, (iii) any acquisition or disposition of assets material to the Company, (iv) any request to amend, waive or terminate the provisions of this Agreement or (v) any proposal or other statement inconsistent with the terms of this Agreement, provided, however, that such Current Shareholder and its Affiliates (x) may discuss the affairs and prospects of the Company, the status of Such Current Shareholder’s investment in the Company and any of the matters described in clause (i) through (v) of this paragraph at any time, and from time to time, with the Board or any director or executive officer of the Company, (y) may discuss any matter, including any of the foregoing, with its outside legal and financial advisors, if as a result of any such discussions such Current Shareholder is not required to make, and does not make, any public announcement or filing under the 1934 Act otherwise prohibited by this Agreement and (z) may discuss non-confidential information regarding the Company with any third parties so long as such Current Shareholder promptly informs the Board of such discussions;
     (f) seek the removal of any of the Board’s directors (other than any designee of such Current Shareholder);
     (g) seek to increase the number of directors serving on the Board above 11 or to increase the number of such Current Shareholder’s representatives or designees on the Board above one;
(h) call or seek to have called any meeting of the shareholders of the Company; or
     (i) assist, instigate or encourage any third party to take any of the actions enumerated in this Section 3.02.
          SECTION 3.03. Non-Disparagement. Each Current Shareholder hereby covenants and agrees that, during the term of this Agreement, such Current Shareholder shall not make, and will use its reasonable efforts to prevent anyone acting on its behalf from making, any public statement or representation, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, with parties outside of the Company, or otherwise take any action which may, directly or indirectly, publicly disparage or be damaging to (a) the Investor or (b) the business strategies adopted by the Board of Directors of the Company and the implementation thereof by Company management.
          SECTION 3.04. Company Cooperation. The Company hereby covenants and agrees that it will not, and each Current Shareholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto) to the extent permitted by law, recognize any encumbrance or agreement on any of the Shares or Other Securities subject to this Agreement, other than as noted in the last clause of the third sentence of Section 2.03.
ARTICLE IV
MISCELLANEOUS
          SECTION 4.01. Termination. This Agreement shall terminate upon the earlier of (i) the fourth anniversary of the date hereof or (ii) the date of termination of the Securities Purchase Agreement.
          SECTION 4.02. Further Assurances. Each of the parties hereto will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.
          SECTION 4.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof. The Investor shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and prior to the Closing, the Company shall be entitled to specific performance of the terms of the first paragraph of Section 1.01, in addition to any other remedy at law or in equity.
          SECTION 4.04. No Effect on Fiduciary Duties. Nothing herein stated shall limit or otherwise affect the fiduciary duties of any affiliate of any of the Shareholders as a director of the Company. This Agreement only applies to the voting of shares and other securities of the Company by each of the Current Shareholders in its respective capacity as a shareholder of the Company.
          SECTION 4.05. Limited Proxy. Notwithstanding anything stated in this Agreement, each of the Current Shareholders will retain at all times the right to vote, or authorize a proxy to vote, in such Current Shareholder’s or such proxy’s sole discretion, on all matters other than those set forth in Article I, which are at any time and from time to time presented to the Company’s shareholders generally.
          SECTION 4.06. Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Shareholders (other than the Securities Purchase Agreement and the other “Transaction Documents” (as defined therein)) with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company and the Shareholders with respect to the subject matter hereof.

          SECTION 4.07. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          SECTION 4.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
          SECTION 4.09. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts located in Hennepin County, Minnesota, U.S.A. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Hennepin County, Minnesota, U.S.A. for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding has been commenced in an improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
          SECTION 4.10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by a nationally recognized overnight courier service to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the Company:
Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428
Telephone: (763) 391-4000
Facsimile: (763)
Attention: Chief Financial Officer
With a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Telephone: (612) 766-7000
Facsimile: (612) 766-1600
Attention: Philip S. Garon, Esq.
If to any of the Shareholders:
to its address and facsimile number set forth on the signature page hereto, with copies to such Shareholder’s representatives as set forth thereon;
or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

          IN WITNESS WHEREOF, the Shareholders and the Company have duly executed this Support Agreement.

THE COMPANY: WILSONS THE LEATHER EXPERTS INC.
By:	/s/ Stacy A. Kruse
	Name:	Stacy A. Kruse
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

SHAREHOLDER: PENINSULA INVESTMENT PARTNERS, L.P.
By:	Peninsula Capital Appreciation, LLC, its General Partner
By:	/s/ R. Ted Weschler
	Name:	R. Ted Weschler
	Title:	Managing Member
404B East Main Street, 2nd Floor Charlottesville, Virginia 22902 Attention: Mr. R. Ted Weschler Telephone: (434) 297-0811 Facsimile: (434) 220-9321

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

SHAREHOLDER: QUAKER CAPITAL PARTNERS I, L.P.
By:	Quaker Premier, LP, its general partner
By:	Quaker Capital Management Corp., its general partner
By:	/s/ Mark G. Schoeppner
	Name:	Mark G. Schoeppner
	Title:	President
401 Wood Street, Suite 1300 Pittsburgh, Pennsylvania 15222 Attention: Mark G. Schoeppner Telephone: (412) 281-1948 Facsimile: (412) 281-0323

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

SHAREHOLDER: QUAKER CAPITAL PARTNERS II, L.P.
By:	Quaker Premier II, LP, its general partner
By:	Quaker Capital Management Corp., its general partner
By:	/s/ Mark G. Schoeppner
	Name:	Mark G. Schoeppner
	Title:	President
401 Wood Street, Suite 1300 Pittsburgh, Pennsylvania 15222 Attention: Mark G. Schoeppner Telephone: (412) 281-1948 Facsimile: (412) 281-0323

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

SHAREHOLDER/INVESTOR: Marathon Fund Limited Partnership V
By:	Miltiades, LLP, its general partner
By:	Marathon Ultimate GP, LLC, its general partner
By:	/s/ Michael S. Israel
	Name:	Michael S. Israel
	Title:	Manager
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael T. Sweeney
Telephone: (612) 338-5912
Facsimile: (612) 338-2860

With a copy to:

Dorsey & Whitney LLP
60 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention: Robert A. Rosenbaum, Esq.
Telephone: (612) 340-5681
Facsimile: (612) 340-7800

ANNEX A

			Voting Percentage
		Percentage of Stock	of Stock
Shareholder	Common Stock Owned*	Outstanding	Outstanding
Peninsula Investment Partners, L.P. (“Peninsula”)*	15,487,513	39.48%	39.48%
Quaker Premier I, LP and Quaker Premier II, LP (“Quaker”)**	6,708,110	17.10%	17.10%
Marathon Fund Limited Partnership V	None	0%	0%

*	In addition, Peninsula holds warrants for 2,857,142 shares of Common Stock which would be deemed to constitute beneficial ownership by Peninsula of the underlying shares of Common Stock but which cannot be voted until the warrants have been exercised and Peninsula shall have acquired record ownership of the underlying shares of Common Stock.

**	In addition, Quaker holds warrants for 1,142,858 shares of Common Stock which would be deemed to constitute beneficial ownership by Quaker of the underlying shares of Common Stock but which cannot be voted until the warrants have been exercised and Quaker shall have acquired record ownership of the underlying shares of Common Stock.